Exhibit 99

    Frontier Financial Corporation Announces Year 2003 Earnings and Increased
                          Fourth Quarter 2003 Earnings

    EVERETT, Wash.--(BUSINESS WIRE)--Jan. 20, 2004--Frontier Financial Corporation (Nasdaq:FTBK) today announced earnings for the fourth quarter and the year ended December 31, 2003. Net income for the year 2003 increased 10% to $39.6 million compared with net income of $36.0 million in 2002, primarily as a result of an increase in net interest income for 2003. On a diluted per share basis, net income for 2003 was $2.12 per share compared with $1.87 per share in 2002, an increase of 13.4%. Return on average assets and return on average equity were 1.96% and 19.23%, respectively, compared to 1.94% and 18.36%, respectively, for last year.
    Net income for the fourth quarter was $9.3 million, an increase of 15.5% from $8.1 million in the fourth quarter of 2002. On a diluted per share basis, net income for the fourth quarter was $.50, up 16.3% from $.43 in 2002. Return on average assets and return on average equity for the fourth quarter 2003 were 1.79% and 17.15%, respectively, compared to 1.66% and 16.31%, respectively, for last year.
    Michael J. Clementz, President and CEO of Frontier Financial Corporation, said, "We are encouraged with our momentum going into 2004, resulting from our loan growth in the fourth quarter and the improvement in our asset quality. In addition, as we move forward into 2004, we are projecting loan growth to be in the 8 to 11% range for the year."
    John Dickson, CEO for Frontier Bank added, "We are very excited about the opening of our 39th Office in Downtown Seattle at the end of January 2004. With the addition of our Seattle Office team and several other experienced lenders in the last several months, we are confident we can grow our franchise."

    Highlights

    For the full year 2003:

    -- Earnings for the year of $39.6 million, up from $36.0 million, or 10%, compared with the prior year.

    -- Diluted earnings per share for the year increased 13.4% to $2.12 from $1.87.

    -- Nonperforming assets were .52% of total assets at December 31, 2003, down from .98% at December 31, 2002.

    -- Delinquent loans at year-end were .49%, down from .99% compared with a year ago.

    -- Efficiency ratio remains one of the industry's best at 41% for the year.

    -- Return on average equity of 19.23% for the year 2003, up from 18.36% for the full year 2002.

    -- Return on average assets of 1.96% for the year 2003, up from 1.94% for the full year 2002.

    -- Reserve for loan loss remained conservative at 1.67% of total loans.

    For the fourth quarter 2003:

    -- Fourth quarter earnings of $9.3 million, up 15.5% from the 4th quarter 2002.

    --  Fully diluted fourth quarter earnings per share increased
        16.3% to $.50 from $.43.

    -- Efficiency ratio remains one of the industry's best 44% for the fourth quarter.

    -- Return on average equity of 17.15% for the fourth quarter, up from 16.31% for 4th quarter 2002.

    -- Return on average assets of 1.79% for the fourth quarter, up from 1.66% for 4th quarter 2002.

    In addition, loan growth for the second half of the year was $104.9 million compared to $8.1 million for the first six months of 2003. For the fourth quarter loan growth was a strong $52.4 million.

    Asset Quality

    As of December 31, 2003 nonperforming assets were .52% of total assets, down from .98% a year ago, and down from .75% at September 30, 2003. Nonaccruing loans decreased to $6.7 million at year-end, down from $12.4 million at December 31, 2002. "One of our focuses has been to improve credit quality. Tremendous progress continues to be made with nonperforming assets during this past year and this ratio has improved 57% over the prior year-end," said Lyle Ryan, President of Frontier Bank. "We are also extremely pleased our delinquent loan ratio continues to drop and was .49% of total loans at year-end, a 39 month low," continued Ryan.
    During the fourth quarter, the Corporation provided $1.65 million for loan losses, which brings the total provision for 2003 to $4.25 million compared to $6.3 million for 2002. For the years ended December 31, 2003 and 2002, net loan charge offs amounted to $2.9 million and $4.5 million respectively, or 17 basis points for 2003 compared to 28 basis points for 2002 of average loans outstanding. The total allowance for loan losses stood at $29.6 million, or 1.67% of total loans outstanding compared to $28.2 million, or 1.70% of total loans outstanding for the same time period.

    Year 2003 Operating Results

    Operating Results

    Net interest income for the year was $97.4 million, an increase of $4.1 million, or 4.4%, compared to $93.3 million for the prior year-end. This increase was achieved primarily through a reduction in the cost of funds in 2003.
    Frontier's tax equivalent net interest margin decreased to 5.16% in 2003, compared to 5.38% in 2002. The net interest margin during 2003 was at 5.23% for the first quarter, 5.17% for the second quarter, 5.10% for the third quarter and 5.12% for the fourth quarter. "There was a slight improvement in the net interest margin in the fourth quarter by shifting lower earning investments into higher yielding loans," stated Dickson.
    Total noninterest income increased $2.6 million, up 25.8% to $12.8 million from $10.1 million, in 2002. Of this increase, $.6 million came from gains on liquidation of securities, $.5 million was due to an increase in service charge income, and $.8 million was due to increased income from the sale of mortgages sold into the secondary market with servicing released.
    Revenues related to mortgage originations for the year totaled $2.5 million. Mortgage revenue for the fourth quarter 2003 was $.4 million, down $.3 million from the third quarter 2003 and down $.3 million from the fourth quarter 2002.
    Total noninterest expense increased $3.4 million to $46.2 million, up 7.8%, for the year ending December 31, 2003, compared with the same period last year. $2.9 million of the increase was in salaries and employee benefits consisting of salaries for staff additions and merit increases of $1.8 million, $.6 million of employee benefits, $.3 million in profit sharing, and $.2 million in incentive compensation.

    Performance Ratios

    The annualized return on average assets for the year was 1.96% compared to 1.94% in 2002. The annualized return on average shareowners' equity was 19.23% in 2003 and 18.36% in 2002. Frontier's efficiency ratio for 2003 was 41% compared to 40% for the prior year, continuing to be one of the lowest efficiency ratios in the industry.

    Balance Sheet and Capital Management

    At December 31, 2003 Frontier's total assets were $2.08 billion, and deposits totaled $1.67 billion, an increase of 6.8% and 6.8% respectively, compared to the prior year. Net loans of $1.74 billion and investments of $187.9 million reflected an increase of 6.8% and 34.2% respectively.
    "We worked diligently this past year to grow the loan portfolio. Loans decreased $4.0 million the first quarter, increased $12.2 million the second quarter, increased $52.5 million the third quarter and increased $52.4 million the fourth quarter for a total annual growth of $113.0 million since December 31, 2002," said Ryan. "Volume of originations held strong in the fourth quarter as compared to previous quarters, however loan payoffs and refinances slowed down. Historically, the fourth quarter has been a low loan growth period for us, so we are extremely pleased with the fourth quarter results," continued Ryan.
    The capital of the Corporation at year-end was $219.4 million, up from $198.9 million a year ago, or an increase of 10.3%. Frontier began paying cash dividends to shareowners in 1999 and approved a stock repurchase plan in 2000. During 2003, cash dividends of $12.8 million were paid to shareowners and the Corporation purchased $9.1 million of common stock in the open market, representing 361,800 shares. There were no shares repurchased during the fourth quarter of 2003. Average year-to-date diluted shares totaled 18,654,706 for 2003 versus 19,214,149 for 2002. Clementz stated, "The previously announced first quarter 2004 cash dividend of $.185 per share, representing our 16th consecutive quarter of increased cash dividends, will be paid to shareowners on Tuesday, January 20, 2004."
    Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

    CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2002 Form 10-K.


           FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands, except for number
 of shares and per share amounts)

                    For the Three Months Ended    For the Years Ended
                    --------------------------------------------------
                        Dec 31,      Dec 31,      Dec 31,      Dec 31,
                         2003         2002         2003         2002
                    -----------  -----------  -----------  -----------
Interest Income:
  Interest & fees on
   loans           $    31,254  $    33,982  $   126,555  $   131,437
  Interest & fees
   on investments        2,397        1,996        8,646        7,422
                    -----------  -----------  -----------  -----------
    Total Interest
     Income             33,651       35,978      135,201      138,859

Interest Expense:
  Interest on
   Deposits              6,639        9,015       29,907       38,470
  Interest on
   borrowed funds        2,058        1,998        7,922        7,111
                    -----------  -----------  -----------  -----------
    Total Interest
     Expense             8,697       11,013       37,829       45,581

Net Interest
 Income                 24,954       24,965       97,372       93,278

Provision for Loan
 Losses                 (1,650)      (3,200)      (4,250)      (6,300)

Net Interest
 Income after
 Provision              23,304       21,765       93,122       86,978

Noninterest Income:
  Securities
   gains/(losses)            -         (293)         190         (480)
  Service Charges        1,241        1,088        4,595        4,133
  Other noninterest
   income                1,783        1,734        7,972        6,490
                    -----------  -----------  -----------  -----------
    Total
     Noninterest
     Income              3,024        2,529       12,757       10,143

Noninterest Expense:
  Salaries & benefits    7,879        7,337       28,795       25,829
  Occupancy expense      1,571        1,534        6,255        6,158
  Other noninterest
   expenses              3,068        3,486       11,169       10,873
                    -----------  -----------  -----------  -----------
    Total
     Noninterest
     Expense            12,518       12,357       46,219       42,860

Income Before Taxes     13,810       11,937       59,660       54,261
Applicable Income
 Taxes                  (4,489)      (3,870)     (20,053)     (18,247)
                    -----------  -----------  -----------  -----------
  NET INCOME       $     9,321  $     8,067  $    39,607  $    36,014
                    ===========  ===========  ===========  ===========
Basic average shares
 outstanding for
 the period         18,530,345   18,839,275   18,553,294   19,106,958

Basic earnings per
 share             $      0.50  $      0.43  $      2.13  $      1.88
                    ===========  ===========  ===========  ===========

Diluted shares      18,667,501   18,936,364   18,654,706   19,214,149

Diluted earnings
 per share         $      0.50  $      0.43  $      2.12  $      1.87
                    ===========  ===========  ===========  ===========

Efficiency ratio            44%          42%          41%          40%
Return on average
 assets                   1.79%        1.66%        1.96%        1.94%
Return on average
 equity                  17.15%       16.31%       19.23%       18.36%
Net interest
 margin                   5.07%        5.47%        5.11%        5.32%
Taxable equivalent
 effect on margin         0.05%        0.05%        0.05%        0.06%
(a) TE Net interest
 margin                   5.12%        5.52%        5.16%        5.38%

(a) Tax equivalent is a non-GAAP performance measurement used by management in operating the business, which management believes provides investors with a more accurate picture of the net interest margin for comparative purposes.

            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

(In thousands, except for
 number of shares)
                                   Dec. 31,    Sept. 30,     Dec. 31,
                                     2003         2003         2002
                                 -----------  -----------  -----------
ASSETS
 Cash & due from banks          $    74,552  $    72,000  $    88,647
 Securities:
   Available for Sale-Market
    value                           175,726      199,320      109,429
   Held to maturity-amortized
    cost                             12,189       22,212       30,608
                                 -----------  -----------  -----------
           Total securities         187,915      221,532      140,037
 Federal funds sold                       8        3,049       13,528
 Loans:
   Loans, net of unearned income  1,771,716    1,719,323    1,658,684
   Less:  Allowance for losses      (29,556)     (28,678)     (28,175)
                                 -----------  -----------  -----------
           Net loans              1,742,160    1,690,645    1,630,509

 Premises & equipment, net           28,756       26,859       26,697
 Other real estate owned              4,162        7,544        6,532
 Goodwill                             6,476        6,476        6,476
 Other assets                        31,364       31,801       31,301
                                 -----------  -----------  -----------
   Total Assets                 $ 2,075,393  $ 2,059,906  $ 1,943,727
                                 ===========  ===========  ===========
LIABILITIES
 Deposits:
   Noninterest bearing          $   271,389  $   274,021  $   237,972
   Interest bearing               1,395,628    1,399,232    1,322,904
                                 -----------  -----------  -----------
           Total deposits         1,667,017    1,673,253    1,560,876

 Federal funds purchased and
  securities sold under
  repurchase agreements              10,015       10,744       11,809
 Federal Home Loan Bank advances    170,104      150,108      160,121
 Other liabilities                    8,851       12,678       12,058
                                 -----------  -----------  -----------
   Total Liabilities              1,855,987    1,846,783    1,744,864
SHAREOWNERS' EQUITY
 Common stock                       118,693      118,030      116,925
 Unrealized gains/(losses) on
  AFS securities, net of tax
  effect                              3,492        3,760        2,097
 Retained earnings                   97,221       91,333       79,841
                                 -----------  -----------  -----------
   Total Capital                    219,406      213,123      198,863
                                 -----------  -----------  -----------
TOTAL LIABILITIES &
 SHAREOWNERS' EQUITY            $ 2,075,393  $ 2,059,906  $ 1,943,727
                                 ===========  ===========  ===========

Shares outstanding at end of
 period                          18,550,060   18,516,734   18,817,684

Book Value per share            $     11.83  $     11.51  $     10.57
Tangible book value per share   $     11.48  $     11.16  $     10.22



    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson, 425-514-0700
             Lyle Ryan, 425-514-0700